Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 1st day of November, 2007 by and among ZBB ENERGY CORPORATION, a Wisconsin corporation (the “Corporation”), and STEVEN ALLEN SEEKER (the “Employee”).

WITNESSETH

WHEREAS, the Corporation and the Employee desire to set forth in this Agreement the terms and conditions under which the Employee is to be employed by the Corporation.

NOW, THEREFORE, the Corporation and the Employee, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

ARTICLE I

Term

The term of the Employee’s employment under this Agreement shall commence effective as of the date set forth in Section I of Exhibit A attached hereto and shall, except as it may otherwise be subject to termination hereunder, continue thereafter for the period of time set forth in Section I of Exhibit A attached hereto. The term of this Agreement shall renew automatically for successive terms of one year each unless either party elects not to renew this Agreement by delivery of written notice to the other party not less than ninety (90) calendar days prior to the end of the then current term.

ARTICLE II

Employment Duties

During the term of the Employee’s employment hereunder, the Corporation shall employ the Employee and the Employee shall serve the Corporation as a full-time employee in such capacity and with such powers and duties as are set forth in Section II of Exhibit A attached hereto. The Board of Directors of the Corporation may, at its discretion, from time to time prescribe amended duties for the Employee. The Employee shall devote his entire working time and efforts to the business affairs of the Corporation and shall faithfully and to the best of his ability perform his duties hereunder.

ARTICLE III

Compensation

3.1 Salary, Benefits and Bonus. During the term of the Employee’s employment hereunder, the Employee shall be entitled to receive the salary, fringe benefits and bonus set forth in Section III of Exhibit A attached hereto. The Employee acknowledges that he shall have no vested rights in any such fringe benefit programs except as expressly provided under the terms thereof and that such programs may, at the Company’s discretion, be modified or terminated as well as supplemented at any time during the term of the Employee’s employment hereunder.

3.2 Withholding Taxes. The Corporation shall deduct from all payments to the Employee hereunder any federal, state or local withholding or other taxes or charges which the Corporation is from time to time required to deduct under applicable law, and all amounts payable to the Employee hereunder are stated herein before any such deductions. The Corporation shall have the right to rely upon written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Corporation, if any questions should arise as to any such deductions.

ARTICLE IV

Termination of Employment

4.1 Causes for Termination. Notwithstanding the term set forth in Article I, above, the Employee’s employment hereunder shall be terminated prior to the expiration of the then current term upon the occurrence of any of the following events:

4.1.1 In the event of the Employee’s death.

4.1.2 In the event of the Disability of the Employee. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Company. If there is any dispute as to whether the Employee has a Disability as defined in this Section 4.1.2, such question shall be submitted to a licensed physician for the purpose of making such determination. An examination of the Employee shall be made within thirty (30) calendar days after written notice by the Corporation or the Employee to the other by a licensed physician agreeable to the Corporation. The Employee shall submit to such examination and provide such information that such physician may request and the determination of such physician as to the question of the Employee’s Disability shall be binding and conclusive on all parties concerned for purposes of this Agreement.

4.1.3 Upon the commission of any of the following acts by the Employee:

(a) The failure of the Employee to perform his duties for the Corporation (other than by reason of illness).

(b) Use of alcohol or drugs in such a manner as to interfere with the performance of the Employee’s duties for the Corporation.

(c) Willful conduct by the Employee which is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

(d) Conviction of the Employee of a felony or misdemeanor which, in the reasonable judgment of the Board of Directors of the Corporation, is likely to have an adverse effect upon the business or reputation of the Employee or the Corporation, or which substantially impairs the Employee’s ability to perform his duties for the Corporation.

(e) Breach by the Employee of any agreement with the Corporation concerning noncompetition, nonsolicitation or the confidentiality of trade secrets or proprietary or other information.

4.1.4. Upon the occurrence of Good Reason (defined below), if within 30 days of the initial existence of Good Reason, the Employee provides notice of Good Reason to the Corporation, the Corporation does not remedy said Good Reason within 30 days of its receipt of such notice, and the Employee terminates his employment effective any time after the expiration of such 30-day remedy period until the date that is six (6) months after the initial existence of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the consent of Employee: (a) a material diminution in Employee’s authority, duties, or responsibilities or (b) a Change of Control, which, for purposes of this Agreement, shall mean the first to occur of the following:

(i) the acquisition by an individual, entity or group, acting individually or in concert (a “Person”) of beneficial ownership of more than 50% of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”); provided, however, that for purposes of this Section 4.1.4(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 4.1.4(b)(ii) below; or

(ii) consummation of a reorganization, merger or consolidation, share exchange, or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Board of the Corporation at the time of the execution of the initial agreement providing for such Business Combination; or

(iii) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

4.2 Consequences of Termination. In the event of the termination of the Employee’s employment with the Corporation, the following shall occur:

4.2.1 If the Employee’s employment is terminated prior to the expiration of the then current term of this Agreement pursuant to the provisions of Section 4.1.1 or 4.1.2, above, (a) the Corporation shall pay to the Employee or the Employee’s estate, as the case may be, all compensation accrued under Article III, above, to the date of termination, (b) the Corporation shall pay to the Employee, or the Employee’s estate, as the case may be, an amount equal to the Employee’s annual salary paid to him in the one (1) year period immediately prior to his termination of employment, which shall be payable in twelve (12) equal consecutive monthly installments commencing upon the first day of the month following Employee’s death or Disability, (c) the Corporation shall pay the full cost of COBRA coverage under the Corporation’s group health insurance plan on behalf of the Employee and his dependents for the twelve (12) month period following the date of termination, provided the Employee is covered by the Corporation’s group health insurance plan on the date of termination and the Employee and/or his dependents elect COBRA coverage in a timely manner, and (d) the Corporation shall cause all unvested benefits, if any, awarded to the Employee prior to the termination of his employment under any equity, stock or other option program of the Corporation (collectively, the “Option Plans”) to vest and become immediately exercisable by the Employee.

4.2.2 If the Employee’s employment is terminated prior to the expiration of the then current term of this Agreement pursuant to the provisions of Section 4.1.3, above, or if the Employee terminates the Employee’s employment for any reason, (a) the Corporation shall pay to the Employee all compensation accrued under Article III, above, to the date of termination, (b) the Employee shall be entitled to receive all benefits accrued to the date of termination of the Employee’s employment with the Corporation, all in accordance with the terms of such benefit plans including, without limitation, any forfeiture provisions set forth in such plans, and (c) all vested benefits, if any, held by the Employee on the date of his termination of employment under the Option Plans shall become immediately exercisable by the Employee.

4.2.3 If the Corporation terminates the Employee’s employment prior to the expiration of the then current term of this Agreement for any reason other than as set forth in Sections 4.1.1, 4.1.2 or 4.1.3, above, and such termination qualifies as a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then (a) the Corporation shall continue to pay the Employee his annual base salary which he received pursuant to Article III, above, in the year immediately preceding the date of his termination of employment with the Corporation, for the greater of twelve (12) months or the remaining term of the Agreement payable in accordance with the Corporation’s regular payroll practices, (b) the Corporation shall pay the full cost of COBRA coverage under the Corporation’s group health insurance plan on behalf of the Employee and his dependents for the twelve (12) month period following the date of termination, provided the Employee is covered by the Corporation’s group health insurance plan on the date of termination and the Employee and/or his dependents elect COBRA coverage in a timely manner, and (c) all vested or unvested benefits, if any, which the Employee was entitled to receive during the term of this Agreement under the Option Plans shall vest and become immediately exercisable. If Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code any payments under (a) above due within the six (6) month period following the termination will be delayed until the date that is six (6) months following the termination, at which point any such delayed payments will be paid to you in a lump sum.

ARTICLE V

Confidentiality; Return of Records

5.1 Confidentiality Obligations. During the term of the Employee’s employment hereunder, the Employee will not directly or indirectly use or disclose any Confidential Information or Trade Secret of the Corporation, except in the interest and for the benefit of the Corporation. After the end, for whatever reason, of the Employee’s employment with the Corporation, the Employee will not directly or indirectly use or disclose any Trade Secret of the Corporation unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 5.2.3, below. For a period of eighteen (18) months following the end, for whatever reason, of the Employee’s employment with the Corporation, the Employee will not directly or indirectly use or disclose any Confidential Information of the Corporation, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 5.2.3, below.

5.2 Definitions.

5.2.1 Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law.

5.2.2 Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Corporation or provided to the Corporation by its customers that is not known generally to the public or the Corporation’s competitors. Confidential Information includes but is not limited to: (i) inventions, product formulations and specifications, information about products under development, research, development or business plans, production processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders from and transactions with customers, sales, marketing and acquisition strategies and plans, pricing strategies, information relating to sources of materials and production costs, personnel information and business records; and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Corporation.

5.2.3 Exclusions. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by the Employee to have been known by the Employee prior to the Employee’s employment by the Corporation; (ii) is or becomes generally available to the public through no act or omission of the Employee; (iii) is obtained by the Employee in good faith from a third party who discloses such information to the Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by the Employee outside the scope of the Employee’s employment without use of Confidential Information or Trade Secrets.

5.3 Return of Records. Upon the end, for whatever reason, of the Employee’s employment with the Corporation or upon request by the Corporation at any time, the Employee shall immediately return to the Corporation all documents, records, and materials belonging and/or relating to the Corporation and all copies of all such materials. Upon the end, for whatever reason, of the Employee’s employment with the Corporation or upon request by the Corporation at any time, the Employee further agrees to destroy such records maintained by him on his own computer equipment and to certify in writing to the Corporation that such destruction has occurred.

ARTICLE VI

Customer Non-Solicitation

6.1 Restrictions on Competition.

6.1.1. During the term of the Employee’s employment hereunder, the Employee shall not directly or indirectly compete against the Corporation, or directly or indirectly divert or attempt to divert Customers’ business from the Corporation.

6.1.2. For eighteen (18) months following the end, for whatever reason, of the Employee’s employment with the Corporation, the Employee agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the goods, products or services offered by the Corporation, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Corporation.

6.2 Definitions.

6.2.1 Customer. The term “Customer” shall mean any individual or entity for whom/which the Corporation has provided goods, products or services.

6.2.2 Restricted Customer. The term “Restricted Customer” means any individual or entity (i) for whom/which the Corporation provided goods, products or services and (ii) with whom/which the Employee had direct contact on behalf of the Corporation, or about whom/which the Employee acquired non-public information in connection with his employment by the Corporation, during the 12 months preceding the end of Employee’s employment with the Corporation.

ARTICLE VII

Restricted Services

7.1 Restricted Services Obligation. For eighteen (18) months following the end, for whatever reason, of the Employee’s employment with the Corporation, the Employee agrees not to directly or indirectly provide Restricted Services to any Competitor, and not to directly or indirectly provide any Competitor with any advice or counsel concerning the Restricted Services, in the United States or any other country in which the Corporation or its subsidiaries designed, manufactured or sold utility energy storage applications and devices of the type or substantially similar to the type of such applications and devices designed, manufactured or sold by the Corporation and its subsidiaries during the twelve (12) months preceding the end of the Employee’s employment with the Corporation.

7.2 Definitions.

7.2.1 Restricted Services. The term “Restricted Services” means services of the type or substantially similar to the type of services the Employee provided to the Corporation during the twelve (12) months preceding the end of the Employee’s employment with the Corporation.

7.2.2 Competitor. The term “Competitor” means any business, incorporated or otherwise, which designs, manufactures or sells utility energy storage applications and devices of the type or substantially similar to the type of such applications and devices designed, manufactured or sold by the Corporation and its subsidiaries during the twelve (12) months preceding the end of the Employee’s employment with the Corporation.

ARTICLE VIII

Employee Non-Solicitation

During the term of the Employee’s employment hereunder and for eighteen (18) months thereafter, the Employee shall not directly or indirectly encourage any Corporation employee to terminate his/her employment with the Corporation or solicit such an individual for employment outside the Corporation.

ARTICLE IX

Assignment and Disclosure of Inventions and Patents

The Employee hereby sells, assigns and transfers to the Corporation all of his right, title and interest in and to any and all Inventions (as hereinafter defined) and agrees that all Inventions are or shall become the sole and exclusive property of the Corporation and that only the Corporation shall have the right to use, sell, license, assign or otherwise exploit such Inventions and products, articles, commodities, methods or processes employing them. The Employee shall make a full and complete written disclosure of any and all Inventions to the Corporation and shall promptly execute and deliver to the Corporation all documents which the Corporation may deem necessary or appropriate to effect a valid assignment of the Employee’s right and title to any Invention to the Corporation or to prepare, file or prosecute any domestic or foreign patent application in connection therewith. The Employee further agrees to fully cooperate with the Corporation and to take such actions as the Corporation may request, including testimony in patent or other legal proceedings, in connection with the protection, establishment and/or enforcement of the Corporation’s rights to any such Invention and/or to permit the Corporation to reduce the same to practice. The Corporation agrees to reimburse the Employee for any out-of-pocket expenses expended by the Employee in complying with the provisions of this Article VI. In addition thereto, the Corporation shall pay to the Employee an amount equal to Two Hundred Fifty Dollars ($250.00) for each patent application prepared and filed with respect to an Invention conceived by the Employee which constitutes a trade secret of the Corporation. For purposes hereof, an “Invention” shall mean any idea, innovation, discovery, process, design, development, improvement, application, technique or invention, whether patentable or not, which in any way affects or relates to, or which is or may become capable of being used in the business of the Corporation and which the Employee may, either wholly or in part, and either solely or jointly with others, conceive, make or secure or may have conceived, made or secured at any time during the period of time he is employed by the Corporation or the Corporation’s predecessor entity or during the six (6) month period following termination of his employment with the Corporation.

ARTICLE X

Expenses

During the term of the Employee’s employment hereunder, the Corporation shall pay or reimburse the Employee for all reasonable and necessary business expenses incurred by the Employee in the interest of the Corporation in accordance with the Corporation’s reimbursement policies in effect from time to time. The Employee shall be required to submit an itemized account of such expenditures and such proof as may be necessary to establish to the satisfaction of the Corporation that the expenses incurred by the Employee were ordinary and necessary business expenses incurred on behalf of the Corporation.

ARTICLE XI

Waiver of Breach

The waiver by the Corporation of any breach of any provision of this Agreement by the Employee shall not be deemed a waiver by the Corporation of any subsequent breach.

ARTICLE XII

Notice

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given and received in all respects when personally delivered or three (3) days after when deposited in the United States mail, certified mail, postage prepaid, return receipt requested and addressed to the principal office of the Corporation or the last know residence address of the Employee, as the case may be.

ARTICLE XIII

Assignment

This Agreement may be assigned by the Corporation without the written consent of the Employee. The Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of the Corporation.

ARTICLE XIV

Complete Agreement; Amendment

This Agreement and the Exhibits attached hereto contain the full and complete understanding and agreement of the parties hereto and supersedes all prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified, amended, terminated or discharged orally.

ARTICLE XV

Governing Law; Miscellaneous

15.1 This Agreement and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto shall be governed by and determined in accordance with the internal laws of Wisconsin. The Employee agrees that any disputes arising out of this agreement shall be adjudicated in any state or federal court located in Milwaukee, Wisconsin having subject matter jurisdiction. The Employee hereby agrees, and waives any objection to the venue of Milwaukee, Wisconsin (including forum non conveniens) for any such action.

15.2. The Employee certifies that the Employee has not, and will not, disclose or use during the Employee’s time as an employee to the Corporation, any confidential information which the Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before the Employee became an employee of the Corporation.

15.3 By entering into this Agreement, the Employee acknowledges the nature of the Corporation's business and the nature and scope of the restrictions set forth in Articles V, VI, VII and VIII including specifically Wisconsin’s Uniform Trade Secrets Act, presently Section 134.90, Wis. Stats. The Employee acknowledges and represents that the scope of the restrictions are appropriate, necessary and reasonable for the protection of the Corporation’s business, goodwill, and property rights. The Employee further acknowledges that the restrictions imposed will not prevent the Employee from earning a living in the event of, and after, the end, for whatever reason, of the Employee’s employment with the Corporation. Nothing in this Agreement shall be deemed to prevent the Employee, after termination of the Employee’s employment with the Corporation, from using general skills and knowledge gained while employed by the Corporation.

15.4 The Employee agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any future or prospective employer. The Employee further agrees that the Corporation may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

15.5 Notwithstanding any termination of this Agreement, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Employee’s employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

ZBB ENERGY CORPORATION

By:
/s/ Robert Parry CEO

EMPLOYEE:

/s/ Steven Allen Seeker

EXHIBIT A

SECTION 1. TERM

The term of the Employee’s employment under this Agreement shall commence effective as of July 1, 2007 and shall, except as it may otherwise be subject to termination under Article IV of this Agreement, continue thereafter for a period of three (3) years. The term of this Agreement shall renew automatically for successive terms of one year each unless either party elects not to renew this Agreement by delivery of written notice to the other party not less than ninety (90) calendar days prior to the end of the then current term. If this Agreement is renewed, the terms of this Agreement during any such renewal term shall be the same as the terms in effect immediately prior to such renewal.

SECTION II POSITION AND DUTIES

The Employee shall be employed by the Corporation in the capacity of Chief Operating Officer of ZBB Energy Corporation and in such capacity shall have responsibility for the overall management and control of the collective operations of the Corporation and its subsidiaries, subject to the authority of, and reporting to, the Corporation’s Chief Executive Office and to the Board of Directors.

SECTION III SALARY, BENEFITS AND BONUS

Salary. The Corporation shall pay to the Employee an annual salary at a rate equal to Two Hundred Thousand and no/100 Dollars ($200,000.00). The Employee’s salary shall be payable in equal installments not less frequently than monthly and shall be subject to increase each year in an amount equal to the Increase in the Cost of Living. “Increase in the Cost of Living” means the percentage increase in the Consumer Price Index. As used herein, “Consumer Price Index” as of any date means the index published most recently preceding such date by the Bureau of Labor Statistics, United States Department of Labor, “Consumer Price Index, All Urban Consumers, All Items, Milwaukee, Wisconsin (1982-84 = 100).” If the Consumer Price Index is discontinued, the parties will accept comparable statistics on the purchasing power of the consumer dollar as published at the time of such discontinuation by a responsible financial periodical or authority to be then chosen by mutual agreement of the parties.

Fringe Benefits. The Employee shall receive four (4) weeks of paid vacation annually. The Employee shall also be entitled to participate in any individual or group life insurance, health insurance, qualified pension or profit sharing plan or any other fringe benefit program which the Corporation may from time to time make available to its key executive employees. The Corporation recognizes the Employee is a key executive employee and as such will be eligible to participate in the Corporation’s stock option plans pursuant to their terms as created by the Corporation from time to time. Such stock entitlement benefits shall include, but shall not be limited to, the proposed stock entitlement benefits set forth on Annex I attached hereto.

D&O Insurance. In the event the Corporation maintains a Directors and Officers Insurance Policy, the Corporation shall cover the employee to the same extent as other key executive employees and directors of the Corporation covered thereunder.

Bonus.  The Employee may be eligible to earn an annual performance-based bonus in an amount of up to twenty five percent (25%) of his annual salary for each full calendar year during which the Employee is employed by the Corporation (“Bonus Year”), the terms and conditions of which, as well as the Employee's entitlement thereto, shall be determined annually in the sole discretion of the Corporation’s Board of Directors (“Performance Bonus”). Any Performance Bonus payable hereunder shall be paid following the Bonus Year not later than 30 calendar days following the Corporation’s receipt of its annual audited financial report.